Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER 2026 FINANCIAL AND OPERATING RESULTS

•Record 1Q consolidated net revenues
•Las Vegas Strip Resorts’ quarterly net revenues increased year-over-year for the first time since 3Q24
•BetMGM North America Venture reported year-over-year increases in net revenue and Adjusted EBITDA
•Closed on the sale of the operations of MGM Northfield Park for $546 million in April 2026

 Las Vegas, Nevada, April 29, 2026 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2026.

“We are pleased to report record 1Q consolidated net revenues driven primarily by MGM China and MGM Digital, as well as growth at our BetMGM North America Venture,” said Bill Hornbuckle, President and CEO of MGM Resorts International. “MGM Resorts' Las Vegas Strip Resorts delivered comparable period quarterly top line growth for the first time in over a year and monthly net revenues that strengthened into March. Looking into the second quarter and beyond, we are seeing signs of strength driven by solid convention bookings, our newly launched all-inclusive promotion, and our recently refreshed rooms at the MGM Grand Las Vegas.”

“This month we closed on the sale of the operations of MGM Northfield Park for $546 million reflecting a significantly higher multiple than currently ascribed to our premium and diverse operations,” said Jonathan Halkyard, CFO of MGM Resorts International. “The proceeds provide MGM Resorts with incremental liquidity to be deployed in line with our priorities of maintaining a strong balance sheet including the return of capital to shareholders through share repurchases.”

First Quarter 2026 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $4.5 billion, an increase of 4% compared to the prior year quarter
•Net income attributable to MGM Resorts was $125 million in the current quarter compared to $149 million in the prior year quarter
•Consolidated Adjusted EBITDA of $580 million in the current quarter compared to $637 million in the prior year quarter
•Diluted earnings per share of $0.48 in the current quarter compared to $0.51 in the prior year quarter
•Adjusted diluted earnings per share (“Adjusted EPS”) of $0.49 in the current quarter compared to $0.69 in the prior year quarter.

Las Vegas Strip Resorts
•Net revenues of $2.2 billion in the current quarter, which increased slightly compared to the prior year quarter
•Segment Adjusted EBITDAR of $749 million in the current quarter compared to $811 million in the prior year quarter, a decrease of 8%.

Regional Operations
•Net revenues of $918 million in the current quarter compared to $900 million in the prior year quarter, an increase of 2%
•Segment Adjusted EBITDAR of $259 million in the current quarter compared to $279 million in the prior year quarter, a decrease of 7%.

MGM China
•Net revenues of $1.1 billion in the current quarter compared to $1.0 billion in the prior year quarter, an increase of 9%
•Segment Adjusted EBITDAR of $273 million in the current quarter compared to $286 million in the prior year quarter, a decrease of 4%
•Intercompany branding license fee expense increased by $23 million over the prior year quarter; this was the first quarter reflecting the new long term branding agreement between MGM and MGM China.

MGM Digital (1)
•Net revenues of $183 million in the current quarter compared to $128 million in the prior year quarter, an increase of 43%
•Segment Adjusted EBITDAR loss of $26 million in the current quarter compared to a loss of $34 million in the prior year quarter.

(1)     MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming; it does not include the BetMGM North America Venture.
Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended March 31,	2026	2025
Diluted earnings per share	$0.48	$0.51
Property transactions, net	0.04	0.05
Non-operating items:
Loss (gain) related to debt and equity investments	0.05	(0.12)
Foreign currency transaction (gain) loss	(0.11)	0.34
Change in the fair value of foreign currency contracts	0.07	(0.14)
Income tax impact on net income adjustments(1)	(0.04)	0.05
Adjusted EPS	$0.49	$0.69

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2026	2025	% Change
	(Dollars in millions)
Casino revenue	$513	$538	(5)%
Table games drop	$1,460	$1,511	(3)%
Table games win	$399	$404	(1)%
Table games win %	27.3%	26.7%
Slot handle	$5,692	$5,682	—%
Slot win	$539	$545	(1)%
Slot win %	9.5%	9.6%
The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2026	2025	% Change
Room revenue (in millions)	$751	$750	—%
Occupancy	92%	94%
Average daily rate (ADR)	$257	$257	—%
Revenue per available room (RevPAR)	$238	$242	(2)%

Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended March 31,	2026	2025	% Change
	(Dollars in millions)
Casino revenue	$684	$672	2%
Table games drop	$1,005	$947	6%
Table games win	$205	$196	5%
Table games win %	20.4%	20.7%
Slot handle	$6,619	$6,567	1%
Slot win	$668	$649	3%
Slot win %	10.1%	9.9%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2026	2025	% Change
	(Dollars in millions)
Casino revenue	$977	$896	9%
Main floor table games drop	$3,973	$3,627	10%
Main floor table games win	$1,077	$913	18%
Main floor table games win %	27.1%	25.2%
Intercompany branding license fee expense for MGM China, which eliminates in consolidation, was $41 million in the current quarter and $18 million in the prior year quarter.
Unconsolidated Affiliates
The following table summarizes information related to the Company's share of operating income (loss) from unconsolidated affiliates:

Three Months Ended March 31,	2026	2025
	(In thousands)
BetMGM North America Venture	$7,360	$(15,201)
Other	2,666	2,305
	$10,026	$(12,896)
MGM Resorts Share Repurchases

During the first quarter of 2026, the Company repurchased approximately 2 million shares of its common stock for an aggregate amount of $90 million, pursuant to its repurchase plan. The remaining availability under the April 2025 stock repurchase plan was approximately $1.5 billion as of March 31, 2026. All shares repurchased under the Company's repurchase plan have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the internet through http://investors.mgmresorts.com/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 4005154.

A replay of the call will be available through May 6, 2026. The replay may be accessed by dialing 1-855-669-9658 or 1-412-317-0088. The replay access code is 9288406.

"Segment Adjusted EBITDAR" is our reportable segment GAAP measure, which we utilize as the primary profit measure for our reportable segments and underlying operating segments. Segment Adjusted EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, triple net lease rent expense, income (loss) from unconsolidated affiliates, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment. Triple net lease rent expense is the expense for rent to landlords under triple net operating leases for its domestic properties, the ground subleases of Beau Rivage and MGM National Harbor, and the land concessions at MGM China.

"Consolidated Adjusted EBITDA" is earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. Consolidated Adjusted EBITDA information is a non-GAAP measure that is presented solely as a supplemental disclosure to reported GAAP measures because it is among the measures used by management to evaluate our operating performance, and because we believe this measure is widely used by analysts, lenders, financial institutions, and investors as a measure of operating performance in the gaming industry and as a principal basis for the valuation of gaming companies. We believe that while items excluded from Consolidated Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. However, Consolidated Adjusted EBITDA has limitations as an analytical tool, and should not be construed as an alternative or substitute to any measure determined in accordance with generally accepted accounting principles. For example, we have significant uses of cash flows, including capital expenditures, interest payments, income taxes, and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA. Accordingly, while we believe that Consolidated Adjusted EBITDA is a relevant measure of performance, Consolidated Adjusted EBITDA should not be construed as an alternative to or substitute for operating income or net income as an indicator of our performance, or as an alternative to or substitute for cash flows from operating activities as a measure of liquidity. In addition, other companies in the gaming and hospitality industries that report Consolidated Adjusted EBITDA may calculate Consolidated Adjusted EBITDA in a different manner and such differences may be material. A reconciliation of GAAP net income to Consolidated Adjusted EBITDA is included in the financial schedules in this release.

"Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, net gain/loss related to equity investments for which we have elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to our investments in debt securities, foreign currency transaction net gain/loss, and change in the fair value of foreign currency contracts.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because we believe this measure is useful in providing period-to-period comparisons of the results of our continuing operations to assist investors in reviewing our operating performance over time. We believe that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating our earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, we believe certain excluded items, and items further discussed with respect to Consolidated Adjusted EBITDA above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of our performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

RevPAR is hotel revenue per available room.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international destinations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 30 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LV Lion Holding Limited, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe and Brazil. The Company is currently pursuing targeted expansion in Asia through an integrated resort development in Japan. Through its Focused on What Matters philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on X as well as Facebook and Instagram.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding its financial outlook (including expectations regarding booking pace and the Company’s liquidity position); any benefits expected to be received from the Company's transactions and capital investments; the Company's ability to execute on its strategic plans, including the Company's development projects in Japan and Dubai; expectations regarding the amount and frequency of any distributions from the BetMGM North America Venture or MGM China; and the Company's ability to return capital to shareholders (including the timing and amount of any share repurchases). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company and its unconsolidated affiliates (including BetMGM North America Venture) operate and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion and capital investment projects in Japan and Dubai; changes in applicable laws or regulations, particularly with respect to iGaming and online sports betting; risks relating to domestic and international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, or otherwise; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance & Treasurer
srogers@mgmresorts.com

HOWARD WANG
Vice President of Investor Relations
hwang@mgmresorts.com

News Media
BRIAN AHERN
Executive Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Revenues
Casino	$2,378,855	$2,252,148
Rooms	867,854	863,408
Food and beverage	804,840	770,173
Entertainment, retail and other	403,169	391,353
	4,454,718	4,277,082
Expenses
Casino	1,349,552	1,244,310
Rooms	285,276	280,849
Food and beverage	576,280	560,295
Entertainment, retail and other	253,420	234,429
General and administrative	1,282,832	1,164,898
Corporate expense	137,220	142,351
Preopening and start-up expenses	977	85
Property transactions, net	14,220	15,468
Depreciation and amortization	263,725	236,444
	4,163,502	3,879,129
Income (loss) from unconsolidated affiliates	10,026	(12,896)
Operating income	301,242	385,057
Non-operating income (expense)
Interest expense, net of amounts capitalized	(100,689)	(107,269)
Non-operating items from unconsolidated affiliates	(2,507)	262
Other, net	4,203	(11,266)
	(98,993)	(118,273)
Income before income taxes	202,249	266,784
Provision for income taxes	(27,457)	(40,053)
Net income	174,792	226,731
Less: Net income attributable to noncontrolling interests	(49,656)	(78,177)
Net income attributable to MGM Resorts International	$125,136	$148,554

Earnings per share
Basic	$0.49	$0.52
Diluted	$0.48	$0.51
Weighted average common shares outstanding
Basic	256,348	287,125
Diluted	258,877	289,096

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$2,292,830	$2,062,994
Accounts receivable, net	1,127,143	1,122,940
Inventories	123,158	124,535
Income tax receivable	100,380	220,154
Prepaid expenses and other	571,335	486,419
Assets held for sale	313,917	315,382
Total current assets	4,528,763	4,332,424
Property and equipment, net	6,201,736	6,305,614
Investments in and advances to unconsolidated affiliates	660,360	536,066
Goodwill	4,885,382	4,901,960
Other intangible assets, net	1,309,252	1,356,676
Operating lease right-of-use assets, net	22,877,266	23,002,707
Deferred income taxes	98,673	89,792
Other long-term assets, net	840,726	848,547
	$41,402,158	$41,373,786
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$404,489	$421,502
Accrued interest on long-term debt	95,497	71,845
Other accrued liabilities	2,867,531	2,993,179
Liabilities related to assets held for sale	26,057	25,581
Total current liabilities	3,393,574	3,512,107
Deferred income taxes	2,614,529	2,617,067
Long-term debt, net	6,403,265	6,230,141
Operating lease liabilities	24,933,161	24,962,742
Other long-term obligations	725,625	775,411
Total liabilities	38,070,154	38,097,468
Redeemable noncontrolling interests	20,452	21,777
Stockholders' equity
Common stock, $0.01 par value: authorized 1,000,000,000 shares, issued and outstanding 255,846,644 and 258,323,143 shares	2,558	2,583
Capital in excess of par value	—	—
Retained earnings	2,173,529	2,106,836
Accumulated other comprehensive income	257,335	320,498
Total MGM Resorts International stockholders' equity	2,433,422	2,429,917
Noncontrolling interests	878,130	824,624
Total stockholders' equity	3,311,552	3,254,541
	$41,402,158	$41,373,786

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Las Vegas Strip Resorts	$2,180,430	$2,176,120
Regional Operations	917,910	900,419
MGM China	1,122,035	1,027,472
MGM Digital	182,741	128,058
Management and other operations	51,602	45,013
	$4,454,718	$4,277,082

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – SEGMENT ADJUSTED EBITDAR AND CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Las Vegas Strip Resorts	$749,207	$811,160
Regional Operations	259,437	279,042
MGM China	273,474	285,565
MGM Digital(1)	(25,602)	(34,393)
Unconsolidated affiliates - BetMGM and other(2)	10,026	(12,896)
Management and other operations	26,546	21,764
Stock compensation	(35,102)	(28,622)
Triple net lease rent expense	(564,627)	(564,475)
Corporate(3)	(113,195)	(120,091)
Consolidated Adjusted EBITDA	$580,164	$637,054
Additional Information:

Non-cash rent(4)	$102,347	$111,137
(1)MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming.
(2)Represents the Company's share of operating income (loss) of unconsolidated affiliates.
(3)Includes amounts related to MGM China of $14 million and $10 million for the current year quarter and prior year quarter, respectively.
(4)Represents the excess of expense over cash paid related to triple net operating and ground leases.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO
CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Net income attributable to MGM Resorts International	$125,136	$148,554
Plus: Net income attributable to noncontrolling interests	49,656	78,177
Net income	174,792	226,731
Provision for income taxes	27,457	40,053
Income before income taxes	202,249	266,784
Non-operating (income) expense:
Interest expense, net of amounts capitalized	100,689	107,269
Other, net	(1,696)	11,004
	98,993	118,273
Operating income	301,242	385,057
Preopening and start-up expenses	977	85
Property transactions, net	14,220	15,468
Depreciation and amortization	263,725	236,444
Consolidated Adjusted EBITDA	$580,164	$637,054